                                                                      Exhibit 99

                 @ENTERTAINMENT, INC. REPORTS FINANCIAL RESULTS
                            FOR 1999'S FIRST QUARTER

                      130,000 DIGITAL SATELLITE SUBSCRIBERS
                TOTAL CABLE SUBSCRIBERS INCREASE TO OVER 948,000

HARTFORD, CT., May 6, 1999 -- @Entertainment today announced its results for the quarter ended March 31, 1999.

Operations Highlights

-        Total cable and DTH subscribers increase to 1,078,000
- DTH launch on plan - 137,600 package sales through 3/31/99, 130,000 connected subscribers
-        Average DTH revenue per basic subscriber of $12.35 ahead of plan
-        Continued growth in cable TV - total subscribers up 14.2% YOY
-        Basic cable rates up 19.5% YOY

Operations Initiatives

- Licensing of 2 additional exclusive basic channels - E!Entertainment and Wizja Le Cinema
-        Addition of TVN terrestrial channel to basic DTH channel line-up
-        Purchase of 30% of Hoop Pekaes Pruszkow basketball team
-        Exclusive live rights to Legia Warsaw football club home games
-        Exclusive live football rights to Polish Cup and Super Cup

Financial Highlights

-        First quarter revenues of $18.8 million, up 48% year-over-year
-        EBITDA of ($15.5 million) for the first quarter of 1999
-        Net loss of $34.2 million for the first quarter of 1999
-        Net loss per share of $1.05 for the first quarter of 1999
-        Total of $160 million in financing completed during Q1
-        Cash balance of $128 million at March 31 1999

Bob Fowler, Chief Executive Officer, commented: "We are extremely pleased with our first quarter results that reflect the continued development of our programming, cable television and DTH operations. During the quarter, we have significantly strengthened our position as the leading provider of local sports programming in the Polish market with the signing of key license agreements. We have also further differentiated our program line-up through the addition of three new basic channels. Including cable viewers the Wizja TV programme package is now viewed in over 816,700 homes. Based on telemetry data from our Cable and D-DTH households, the viewing share of the Wizja TV package is averaging 17.4%, a strong validation of the value of this programming to our customers ".

Mr. Fowler continued, "We are gratified by the continued successful on plan rollout of our DTH product. With 130,000 connected subscribers, all of which are new to our business, we have firmly established our DTH operation as one of Europe's fastest growing digital platforms. We remain on target to reach 375,000 DTH sales by year-end."

         "We are also pleased with the development of our cable television operations, to which we added 7,837 basic subscribers during what has historically been a very slow period for sales. Subscriber churn continues to normalise after basic rate increases of 19.5% during the past 12 months. We are continuing the technical upgrade of our cable systems to allow advanced interactive services and plan to conduct Internet access trials on our networks by the end of the second quarter."

         "Our competitive position is solid and we are well positioned to benefit from the ongoing growth of Poland's multichannel television marketplace."

As presented below, in recognition of the organization of the Company into two operating groups following the launch of its D-DTH service, the Company reports its results in two operating segments, cable television and digital direct-to-home television services and programming. Prior period information has been restated to be consistent with the new presentation. Effective June 5th, 1998, with the availability of the Wizja TV programming package, the cable segment began to purchase Wizja programming from the D-DTH segment.

SEGMENT RESULTS OF OPERATIONS (Unaudited, in millions):

                                                    REVENUES              OPERATING PROFIT (LOSS)                 EBITDA
-------------------------------------------------------------------------------------------------------------------------------
THREE MONTHS ENDED MARCH 31,                    1999        1998            1999            1998           1999           1998
-------------------------------------------------------------------------------------------------------------------------------
CABLE                                           14.8        12.1           (4.0)           (0.9)            1.7            3.9
DDTH AND PROGRAMMING                             9.1         0.6          (18.9)          (10.6)         (15.5)         (10.5)
CORPORATE AND OTHER                                -           -           (1.7)           (2.8)          (1.7)          (2.8)
INTER SEGMENT ELIMINATION                       (5.1)          -              -               -              -              -
-------------------------------------------------------------------------------------------------------------------------------
TOTAL                                           18.8        12.7          (24.6)          (14.3)         (15.5)          (9.4)
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------


The reported results for each of the segments include depreciation and amortization of specifically identifiable assets based on their fair values when acquired. Where appropriate, the separate business discussions that follow provide comparisons of actual 1999 results with the pro forma results for 1998.

CABLE SEGMENT:

Basic subscribers increased 12.5% over the prior year period to 706,179 reflecting continuing buildout of the Company's networks and an increase in Basic penetration from 41.7% to 43.5%. Average basic subscription rates increased by 19.5% to $6.20. Annualized subscriber churn normalized from 16.8% in the fourth quarter of 1998 after the implementation of rate increases in September 1998 to 16.4% in the first quarter of 1999. HBO premium take-up decreased by 2,283 subscribers during the quarter due to continuing system security issues, which are being addressed through the deployment of analogue decoders for premium customers and the encryption of the signal in the second half of 1999.

Revenue increased $2.7 million or 22.3% from $12.1 million for the three months ended March 31, 1998 to $14.8 million for the three months ended March 31, 1999. This increase was primarily attributable to the increase in basic and intermediate subscribers to approximately 739,800 at March 31, 1999, as well as the increase in average monthly subscription rates.

Revenue from monthly basic and intermediate subscription fees represented 83.5% and 90.5% of cable television revenue for the three months ended March 31, 1998 and 1999, respectively. Installation fee revenue for the three months ended March 31, 1999 decreased by 53.6%, from $457,000 to $212,000.

Direct operating expenses grew by $6.4 million during the three months ended March 31, 1999. These increases are primarily due to the cost of purchase of the Wizja TV programming package from the D-DTH segment, which amounted to $5.1 million for the quarter.

Selling, general and administrative expenses decreased $1.5 million or 33.3% from $4.5 million for the three months ended March 31, 1998 to $3.0 million for the three months ended March 31, 1999. This decrease was attributable to operating efficiencies realized by the Cable segment in the three months ended March 31, 1999.

EBITDA for cable increased by $5.8 million to $1.7 million for the first quarter of 1999 compared to a negative $4.1 million in the fourth quarter of 1998. This improvement was due to the impact of price increases implemented during the fourth quarter to pay for the introduction of Wizja TV to basic cable subscribers.

Operating loss amounted to $0.9 million for the three months ended March 31, 1998 and $4.0 million for the three months ended March 31, 1999.

Cable subscriber analysis is presented in the table below.

                                                MARCH 31,       DECEMBER 31,       SEPTEMBER 30,       JUNE 30,       MARCH 31,
                                                  1999              1998                1998             1998           1998
                                                -------------  ----------------    ---------------   -------------- --------------
    Homes Passed                                   1,624,119         1,591,981          1,565,287        1,546,540      1,505,256
    Basic Subscribers                                706,179           698,342            658,584          660,067        627,713
      Subscriber Growth (three month period)
        Organic                                       38,226            70,935             41,904           57,007         26,868
        Through Acquisitions                               -                 -            (10,245)  (1)      1,363         16,360
        Churn                                        (30,389)          (31,177)           (33,142)         (26,016)       (22,145)
                                                -------------  ----------------    ---------------   -------------- --------------
        TOTAL NET GROWTH                               7,837            39,758             (1,483)          32,354         21,083
                                                -------------  ----------------    ---------------   -------------- --------------
    Basic penetration                                  43.5%             43.9%              42.1%            42.7%          41.7%

    Intermediate subscribers                          33,587            40,037             42,538           43,204         48,077

                                                -------------  ----------------    ---------------   -------------- --------------
    BASIC AND INTERMEDIATE SUBSCRIBERS               739,766           738,379            701,122          703,271        675,790
                                                -------------  ----------------    ---------------   -------------- --------------

    Broadcast subscribers                            208,457           196,961            186,334          167,859        154,860
                                                -------------  ----------------    ---------------   -------------- --------------
    TOTAL SUBSCRIBERS                                948,223           935,340            887,456          871,130        830,650
                                                -------------  ----------------    ---------------   -------------- --------------

    Premium subscribers - HBO                         34,332            36,615             39,035           45,674         47,298
    Premium penetration - HBO                           4.9%              5.2%               5.9%             6.9%           7.5%

    Basic revenue / basic sub./month                   $6.20             $5.69              $5.19            $4.99          $5.19
    Total revenue/ basic sub/month                     $6.97             $6.75              $6.42            $6.08          $6.42


(1) As part of the purchase of a minority interest in one of the Company's cable systems, an isolated part of that system was sold back to the previous owner.

D-DTH and PROGRAMMING SEGMENT:

The company sold a total of 12,462 packages to dealers and connected an estimated 34,622 basic D-DTH customers during the quarter. As of the quarter-end, HBO premium sales totalled 58,705 subscribers, reflecting pay-to-basic penetration of 45%. Average monthly revenue per D-DTH subscriber was $12.35.

D-DTH revenue increased $8.5 million from $0.6 million for the three months ended March 31, 1998 to $9.1 million for the three months ended March 31, 1999. Because the Company started supplying its Wizja TV programming package over its cable systems on June 5, 1998 and its D-DTH service in July 1998, there was no subscription revenue from this segment for the three months ended March 31, 1998.

Revenue from monthly subscription fees represented 40% of D-DTH revenue for the three months ended March 31, 1999. Advertising revenue for the three months ended March 31, 1999 represented 4% of D-DTH revenue. The Company recognizes subscription revenues at the time of installation to the extent of direct selling costs incurred, and the balance is deferred and amortized to income over the remaining term of the subscription. Revenue from supplying the Wizja TV programming package to the Company's cable systems, which eliminates on consolidation, represented 56.0% of D-DTH revenue for the three months ended March 31, 1999.

Direct operating expenses amounted to $13.0 million for the three months ended March 31, 1999, of which $9.9 million represents programming cost and $2.3 million represents expenses related to operating the up-link facility for the Company's D-DTH platform.

Depreciation charge for the three months ended March 31, 1999 amounted to $3.4 million. This primarily relates to D-DTH production equipment and decoders being leased to customers. Production equipment and decoders comprise 86% of total D-DTH property, plant and equipment as of 31 March 1999.

EBITDA was negative for D-DTH and Programming, improving from a loss of $23.5 million in the fourth quarter of 1998 to a loss of $ 15.5 million in the first quarter of 1999, reflecting the continuing investment in developing our subscriber base.

Operating loss amounted to $18.9 million for the three months ended March 31,
1999

D-DTH subscriber analysis is presented in the table below:

@ ENTERTAINMENT, INC.
Summary of Selected Operating Statistics

                                                             MARCH 31,         DECEMBER 31,      SEPTEMBER 30,
DDTH                                                           1999                1998               1998
                                                          ----------------   -----------------  -----------------
Boxes sold to dealers                                           137,629            125,167             34,699
Installed subscribers                                           130,000             95,378             23,390

Churn                                                                                    -                  -

TOTAL SUBSCRIBERS                                               130,000             95,378             23,390

Premium subscribers - HBO - promotional                          56,162             76,633             23,390
Premium subscribers - HBO - paying                               58,705             15,555                  -

HBO churn                                                        15,133              3,190                  -
HBO churn                                                          25.8%              20.5%                 -

COMBINED RESULTS:

Interest expense increased $8.1 million, or 219%, from $3.7 million for the three months ended March 31, 1998 to $11.8 million for the three months ended March 31, 1999, due to the accrual of interest expense on the Notes issued by the Company in July 1998 and January 1999.

Interest and investment income increased $0.6 million, or 67%, from $0.9 million for the three months ended March 31, 1998 to $1.5 million for the three months ended March 31, 1999, primarily due to investment of a part of the proceeds from the Notes issuances.

Net loss for the three months ended March 31, 1999 and 1998 was $34.2 million and $17.3 million, respectively.

Net loss applicable to common stockholders increased from a loss of $17.3 million for the three months ended March 31, 1998 to a loss of $35.0 million for the three months ended March 31, 1999 due to the factors discussed above. For the three months ended March 31, 1999, net loss applicable to common stockholders included $0.8 million related to the accretion of redeemable preferred stock.

The Company had negative cash flows from operating activities for the three months ended March 31, 1998 and the three months ended March 31, 1999 of $11.8 million and $32.1 million, respectively, due to the significant operating costs associated with the development and launch of its D-DTH service and the Wizja TV programming package.

The aforementioned remarks contain forward-looking statements that involve risks and uncertainties including without limitation those related to the costs and revenue of operating and marketing the Company's digital satellite direct-to-home broadcasting service and cable television service, as well as the prospects for and the speed of the continued rollout of these businesses. The Company's actual results could differ materially from those discussed above.

@Entertainment, Inc. is the leading provider of pay television services in Poland. The Company owns and operates Polska Telewizja Kablowa (PTK), the largest cable television network in Poland with approximately 948,000 subscribers as of March 31, 1999. The Company also owns and operates Wizja TV, Poland's first digital DTH broadcasting service, which was officially launched on September 18, 1998. @Entertainment also owns Wizja TV SP, a company that invests in the Polish television and film industry. @Entertainment is traded on the Nasdaq Stock Market under the symbol: ATEN.

@ ENTERTAINMENT, INC.
FIRST QUARTER PRESS RELEASE
Selected Financial Data (Unaudited)
(Thousands of Dollars, excluding per share data)

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                     --------------------------------------------
                                                                                      MOVEMENT
                                                        1999           1998               %
                                                     ------------  --------------    ------------
REVENUES
    Basic cable                                           13,148           9,907           32.7%
    Intermediate                                             316             195           62.1%
    Broadcast                                                327             205           59.5%
    Premium                                                  585             792          (26.1%)
    Installation                                             212             457          (53.6%)
    D-DTH revenue                                          4,016             593          577.2%
    Other                                                    195             537          (63.7%)
        TOTAL REVENUES                                    18,799          12,686           48.2%

OPERATING EXPENSES
    Programming costs                                     12,130           2,523          380.8%
    Plant operations                                       5,887           6,125           (3.9%)
    Sales and Marketing                                    9,313           4,202          121.6%
    General and administrative                             6,809           8,808          (22.7%)
    Other, net                                               133             437          (69.6%)
    Amortization of sport and program rights                                   -
                                                     ------------  --------------    ------------
        DIRECT OPERATING EXPENSES                         34,272          22,095           55.1%

    Depreciation                                           9,147           4,949           84.8%
                                                     ------------  --------------    ------------

        TOTAL OPERATING EXPENSES                          43,419          27,044           60.5%

OPERATING LOSS                                           (24,620)        (14,358)          71.5%

Interest expense                                         (11,845)         (3,649)         224.6%
Interest and investment income                             1,494             850           75.8%
Foreign exchange loss - net                                 (248)             73         (439.7%)
Profit of unconsolidated subsidiary                        1,025             270          279.6%

LOSS BEFORE INCOME TAXES                                 (34,194)        (16,814)         103.4%
Income taxes                                                 (19)           (333)         (94.3%)
Minority interest                                                           (149)              -
                                                     ------------  --------------    ------------
NET LOSS                                                 (34,213)        (17,296)          97.8%
                                                     ------------  --------------    ------------


Dividends on preffered stock                                (791)              -               -

NET LOSS APPLICABLE TO HOLDERS
   OF COMMON STOCK                                       (35,004)        (17,296)         102.4%
                                                     ------------  --------------    ------------
                                                     ------------  --------------    ------------

                                                        # # #
FOR FURTHER INFORMATION PLEASE CONTACT:

Robert E. Fowler, III                       Mike Smargiassi/Chris Plunkett
Chief Executive Officer                     Brainerd Communicators, Inc.
+44 171 478 3821                            212 986 6667

Donald Miller-Jones                         Richard Oldworth / Alison Howard
Chief Financial Officer                     Buchanan Communications
+44 171 478 3810                            +44 171 466 5000